Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Arma Services, Inc.

We consent to the inclusion in the Form 8-K current report of Arma Services, Inc. of our report dated February 23rd, 2023, of the consolidated Balance sheet, and the related consolidated statements of operations, consolidated stockholders’ deficit, and cashflows for the year ended October 31, 2022, and October 31, 2021.

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

February 27, 2023